Exhibit 99.1

IsoRay Announces Third Quarter Fiscal 2016 Financial Results and Early Conclusions from Ongoing Strategic Review Process

RICHLAND, Wash., May 10, 2016 IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced its financial results for the third quarter and nine months of fiscal 2016, ended March 31, 2016.

Revenue was $1.2 million for the third quarter of fiscal 2016, ended March 31, 2016, a 3.5% increase compared to $1.16 million for the third quarter of fiscal 2015, ended March 31, 2015. Prostate brachytherapy represented 87% and 86% of total revenue for the third quarter of fiscal 2016 and 2015, respectively. Operating expenses were $1.39 million compared to $1.11 million in the third quarter of the last fiscal year. The increase is due to greater general and administrative expenses of $0.3 million primarily due to expenses related to the transition to a new CEO. Operating loss was $1.33 million compared to $1.05 million loss in the comparable period of the last fiscal year. IsoRay had cash and cash equivalents and certificates of deposit of $16.80 million as of March 31, 2016, and no debt.

For the nine months ended March 31, 2016, revenue was $3.65 million, an 11.6% increase compared to $3.27 million for the nine months ended March 31, 2015. Prostate brachytherapy represented 88% and 87% of total revenue for the nine months ended March 31 of fiscal 2016 and 2015, respectively. Operating expenses were $4.0 million compared to $3.19 million in the nine months ended March 31, 2015. Operating loss was $3.83 million in the nine months ended March 31, 2016, compared to $3.23 million loss in the comparable period of the last fiscal year. The increased operating loss for the nine month period ended March 31, 2016, is attributed to increased costs associated with the transition to a new CEO as well as an increase in legal costs of approximately $0.2 million related to the outstanding class action shareholder lawsuit.

In February 2016, Thomas LaVoy, IsoRay's recently appointed Chairman and Chief Executive Officer, announced he would lead IsoRay’s management team through a 90-day comprehensive business review, which is drawing to a close. Mr. LaVoy stated, "We have reviewed every component of our business and our team is analyzing the information as it becomes available. We believe that there are significant opportunities in the brachytherapy market for IsoRay’s Cesium-131, especially in the prostate area given the consolidation that has occurred among industry providers.”

“Early on in the review process, it became clear to us that we needed to further invest in our business to generate future revenue growth. One of our first moves was to invest in our sales and marketing organization. As an immediate result, we hired a Vice President of Sales and Marketing with extensive experience in brachytherapy and retained our former COO as a part-time marketing consultant. The sales force has now been fully staffed and reorganized and is energized to address the significant market opportunities we’ve identified for Cesium-131. We have also engaged an external consultant to review and provide direction for reimbursement strategies and the payment process for all payors, including Medicare, Medicaid, and private insurers, for both prostate and surgically placed brachytherapy. It is the Company’s hope that we can work with all payors in order to simplify the process and ensure coverage for all eligible procedures and patients. We also intend to overhaul the external communications of the Company, including branding, messaging and our website, with the goal of producing new marketing collateral with a unified message targeted to the specific audience, including clinicians, patients, and their families and support systems,” continued Mr. LaVoy.

“Finally, we remain a science-driven company. We have found the best acceptance of Cesium-131 results from educating leading physicians about its benefits. As such, we will continue to invest in protocols that will lead to scientifically-based, peer-reviewed articles that evaluate the effectiveness of the application of Cesium-131 in multiple ways, including treatment outcome, quality of life and total treatment costs. These protocols have previously generated peer-reviewed publications including the clinical study discussing the cost effectiveness of surgical resection and IsoRay’s Cesium-131 intraoperative brachytherapy, which was discussed in a press release issued on January 13, 2016. We’ve also continued attending professional meetings to engage leading physicians including the 52nd Society of Thoracic Surgeons (STS) Annual Meeting and STS/AATS Tech-Con 2016 in Phoenix, AZ in late January 2016 as well as the Multidisciplinary Head and Neck Symposium in Scottsdale, AZ in mid-February. As we move our business forward, we are committed to investing in protocols that will provide scientifically–based peer-reviewed research that will bring our life-changing technology to a wider audience.”

“We believe that the actions we have taken thus far – to fully staff and increase support of our sales team and invest in the payment process and scientific protocols – will enable IsoRay to more fully benefit from the opportunities we’ve identified in the marketplace. Going forward we intend to continually evaluate the market to ensure we are ahead of any changing market conditions so that we can proactively adjust IsoRay’s response. We will announce further details of our strategic plan as they are developed,” concluded Mr. LaVoy.

 IsoRay, Inc. and Subsidiaries

 Consolidated Statements of Operations

 (Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2016	2015	2016	2015

Product sales	$1,198,701	$1,158,109	$3,649,031	$3,265,795
Cost of product sales	1,132,397	1,102,912	3,472,357	3,303,364

Gross profit (loss)	66,304	55,197	176,674	(37,569)

Operating expenses:
Research and development	183,187	141,399	385,325	458,636
Sales and marketing	300,995	374,876	833,887	1,032,402
General and administrative	909,144	589,934	2,785,539	1,703,825

Total operating expenses	1,393,326	1,106,209	4,004,751	3,194,863

Operating loss	(1,327,022)	(1,051,012)	(3,828,077)	(3,232,432)

Non-operating income (expense):
Interest income	53,725	68,954	167,032	214,009
Change in fair value of warrant derivative liability	78,000	28,605	136,000	375,605
Financing and interest expense	-	(100)	(950)	(3,551)

Non-operating income (expense), net	131,725	97,459	302,082	586,063

Net loss	(1,195,297)	(953,553)	(3,525,995)	(2,646,369)
Preferred stock dividends	(2,658)	(2,658)	(7,974)	(7,974)

Net loss applicable to common shareholders	$(1,197,955)	$(956,211)	$(3,533,969)	$(2,654,343)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.06)	$(0.05)

Weighted average shares used in computing net loss per share:
Basic and diluted	55,022,668	54,883,551	55,010,619	54,878,297

The accompanying notes are an integral part of these consolidated financial statements.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/Isoray. Follow us on Twitter @Isoray.

Safe Harbor Statement

Statements in this news release about IsoRay’s future expectations, including: the advantages of our products and their delivery systems, whether interest in and use of our products will increase or continue, whether awareness and adoption of our products in the medical community will continue or increase, whether opportunities will be available to expand the market for Cesium-131 brachytherapy, whether changes to IsoRay’s sales and marketing team and strategy will result in growth, whether IsoRay will be successful in simplifying the payment process for its products, whether IsoRay’s protocols will produce favorable results or lead to publications, whether peer-reviewed publications of treatment results using our products will report favorable results, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases beyond prostate, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards as audited by BSI, the success of our sales and marketing efforts, changes in reimbursement rates, changes in laws and regulations applicable to our products, and other risks detailed from time to time in IsoRay’s reports filed with the SEC. Unless required to do so by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

IsoRay Medical

Info@Isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory

sprince@pcgadvisory.com

(646) 762-4518

Media:

Sean Leous, Managing Director

PCG Advisory

sleous@pcgadvisory.com

(646) 863-8998